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                                                                     Exhibit 5.1
                                                                     -----------

                            MORRISON & FOERSTER LLP
                             Palo Alto, California


                                August 14, 2001



BEA Systems, Inc.
2315 North First Street
San Jose, CA  95131

Madame and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 87,950 shares of your common stock, $.001 par value (the "Common Stock") which will be issuable under the CrossGain Corporation Amended and Restated 2000 Stock Plan (the "CrossGain Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the CrossGain Plan and the authorization of the issuance of the shares of Common Stock under the CrossGain Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the CrossGain Plan Shares, when issued and outstanding pursuant to the terms of the CrossGain Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Morrison & Foerster LLP